Exhibit 99.1

DJO Investor/Media Contact:
Matt Simons
SVP Business Development and Investor Relations
760.734.5548 matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL, INC. ANNOUNCES OFFERING OF

$100 MILLION OF SECOND PRIORITY SENIOR SECURED NOTES AND

$440 MILLION OF SENIOR NOTES

SAN DIEGO, CA, September 11, 2012 – DJO Global, Inc. (“DJO” or the “Company”) today announced that its indirect wholly owned subsidiary, DJO Finance LLC (“DJOFL”), and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”) intend to offer, in a private offering subject to market and other conditions, $100 million aggregate principal amount of second priority senior secured notes due 2018 (the “secured notes”) and $440 million aggregate principal amount of senior notes due 2018 (the “senior notes” and, together with the secured notes, the “securities”). Obligations under the securities will be guaranteed by all existing and future domestic subsidiaries that guarantee the Company’s senior secured credit facilities and existing senior notes. The Company intends to use the net proceeds from the offering, together with cash on hand, to (i) repurchase or redeem the Issuers’ $465 million aggregate principal amount of 10.875% senior notes due 2014, (ii) pay related fees and expenses, including premiums, and (iii) repay borrowings outstanding under its senior secured revolving credit facility.

The secured notes will be issued as additional notes under the indenture governing the Company’s 8.75% Second Priority Senior Secured Notes due 2018 that were issued on March 20, 2012 (the “existing notes”). The secured notes will have terms identical to the existing notes, other than issue date and offering price, will vote together as a single class with the existing notes, and, except with respect to secured notes offered in compliance with Regulation S, will have the same CUSIP number as, and will be fungible with, the existing notes immediately upon issuance.

The securities will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial

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issuance and sale of the securities will not be registered under the Securities Act, and the securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Issuers’ Securities and Exchange Commission filings. Past results of the Issuers are not necessarily indicative of future results. The Issuers do not undertake any obligation to update any forward-looking statement.

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